Exhibit 10.1

Execution Version

PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

This PLAN SUPPORT AGREEMENT (including all exhibits, and schedules attached hereto, and as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 18, 2019 is entered into by and among:

(a)                                 EP Energy Corporation (“EP Parent”), EPE Acquisition, LLC, EP Energy, LLC, Everest Acquisition Finance Inc., EP Energy Global LLC, EP Energy Management, L.L.C., EP Energy Resale Company, L.L.C., and EP Energy E&P Company, L.P., (each such entity, together with EP Parent, a “Company Entity,” and collectively, and together with EP Parent, the “Company”);

(b)                                 [RESERVED]; and

(c)                                  the undersigned beneficial holders, or investment managers, advisors, or subadvisors to beneficial holders (together with their respective successors and permitted assigns, the “Supporting Noteholders” and collectively with any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, the “Supporting Creditors”) of (i) the notes issued pursuant to that certain Indenture, dated as of February 6, 2017, by and between EP Energy LLC and Everest Acquisition Finance Inc., as Issuers, the Subsidiary Guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent, for the issuance of $1,000 million in aggregate principal amount of 8.00% senior secured notes due 2025 (the “2025 1.5L Indenture”; such notes, the “2025 1.5L Notes”) and (ii) the notes issued pursuant to that certain Indenture, dated as of January 3, 2018, by and between EP Energy LLC and Everest Acquisition Finance Inc., as Issuers, the Subsidiary Guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent, for the issuance of $1,092 million in aggregate principal amount of 9.375% senior secured notes due 2024 (the “2024 1.5L Indenture” and together with the 2025 1.5L Indenture, the “1.5L Indentures”; such notes, the “2024 1.5L Notes” and (i) and (ii) together, the “1.5L Notes”).

The Company, each Supporting Noteholder, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and each individually as a “Party.”  Capitalized terms used but not defined herein shall have the meanings ascribed to them, as applicable, in the restructuring term sheet attached hereto as Exhibit A (including any schedules and exhibits attached thereto) (the “Term Sheet”).

When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iv) the word “or” shall not be exclusive and shall be read to mean “and/or.”

Recitals

WHEREAS, the Parties have engaged in arm’s-length, good faith discussions regarding a restructuring of certain of the Company’s indebtedness and other obligations, including the Company’s indebtedness and obligations under the 1.5L Notes;

WHEREAS, the Parties have agreed to a restructuring and recapitalization of the Company’s capital structure (the “Restructuring”), the principal terms of which are set forth in the Term Sheet;

WHEREAS, the Restructuring is anticipated to be implemented through the Company’s voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”; such cases, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and the solicitation of votes on, and confirmation and implementation of, a plan of reorganization (as may be amended or modified from time to time in accordance with this Agreement, the “Plan”; and such solicitation, the “Solicitation”);

WHEREAS, in connection with the Restructuring, the Initial 1.5L Noteholders (as defined herein) and certain other parties have agreed to backstop $463 million of an offering of up to $475 million of equity subscription rights to eligible holders of 1.5L Notes (the “Rights Offering”) in accordance with the terms and conditions specified in this Agreement, the Term Sheet, a backstop commitment agreement to be entered into concurrently with the execution of this Agreement (the “Backstop Agreement”), and the procedures governing the Rights Offering, as set forth in the Backstop Agreement (the “Rights Offering Procedures”);

WHEREAS, as of the date hereof, the Supporting Noteholders hold approximately 79.3% of the aggregate outstanding principal amount of the 1.5L Notes, approximately 52.0% of the aggregate outstanding principal amount of the 8.000% Senior Secured Notes due 2024 (the “1.25L Notes”), and such other claims (as defined in section 101 of the Bankruptcy Code) against the Debtors (collectively, “Claims”) as are set forth on their respective signature pages hereto;

WHEREAS, the Company has requested that each Supporting Creditor sign this Agreement to support the Restructuring in the interests of all parties; and

WHEREAS, subject to the terms and conditions set forth herein, the Parties desire to express to one another their mutual support for and commitment in respect of the matters set forth in the Term Sheet and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      Certain Definitions.

As used in this Agreement, the following terms have the following meanings:(1)

(a)                                 “Alternative Restructuring” means any dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of all or substantially all assets, financing (debt or equity), restructuring (in each case, of all or substantially all of the Company, its assets, or its capital structure), or repurchase, refinancing, extension or repayment of a material portion of the Company’s funded debt (in each case, outside of the ordinary course of business) other than in accordance with or in furtherance of the Restructuring.

(b)                                 “Business Day” means any day that is not a Saturday, Sunday, or legal holiday on which banks in New York City are closed for business.

(c)                                  “Definitive Documents” means (i)  this Agreement, (ii) the Plan and the Plan Supplement, including the Schedule of Rejected Contracts, (iii) the Disclosure Statement and the Solicitation Materials, (iv) the Backstop Agreement and the Rights Offering Procedures, (v) the DIP Credit Agreement and the DIP Documents, (vi) the order or orders of the Bankruptcy Court approving (A) the Backstop Agreement, (B) the DIP Facility, (C) the Rights Offering Procedures, and (D) the Disclosure Statement and the procedures governing the Solicitation, (vii) the Confirmation Order, (viii) the Exit Credit Agreement and the Exit Documents, (ix) the New Corporate Governance Documents, (x) the EIP and any other documents or agreements related to any management incentive or retention programs, including any management employment agreements, (xi) any final orders granting any “first day” or “second day” motions (but excluding retention applications), (xii) any and all motions filed on or after the Support Effective Date to reject or assume and assign an executory contract or unexpired lease and the order or orders of the Bankruptcy Court approving such motions, (xiii) any and all other material agreements, documents, motions, pleadings and orders reasonably necessary or desirable to effectuate the transactions contemplated by the Restructuring, and (xiv) in the case of each of the foregoing clauses (i) through (xiii), all material exhibits, appendices, and supplements thereto.

(d)                                 “DIP Documents” means the DIP Credit Agreement, any guaranty related thereto, any collateral and security documentation related thereto, and any material ancillary documentation related thereto.

(e)                                  “Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, (c) the

(1)         Capitalized terms used but not defined herein shall have the meanings ascribed to them, as applicable, in the Term Sheet.

transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.

(f)                                   “Exit Commitment Letter” means the commitment letter for the DIP Credit Agreement and the Exit Credit Agreement attached to the Term Sheet.

(g)                                  “Exit Documents” means the Exit Credit Agreement, the Exit Commitment Letter, any guaranty related thereto, any collateral and security documentation related thereto, and any material ancillary documentation related thereto.

(h)                                 “Initial Supporting Noteholders” means each of Apollo Management Holdings, L.P., Elliott Associates, L.P. and Elliott International, L.P.

(i)                                     [RESERVED]

(j)                                    [RESERVED]

(k)                                 “Solicitation Materials” means the ballots seeking votes to accept or reject the Plan, any notices permitting holders of claims or interests to opt into or out of any releases or exculpations, any notices of voting or non-voting status for any class of claims or interests, and any motion and proposed order for approval of the procedures governing the Solicitation.

(l)                                     “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 6 and (ii) the Effective Date.

(m)                             “Supporting Noteholder Counsel” means each of Milbank LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, and Debevoise & Plimpton LLP, each in its capacity as counsel to certain of the Supporting Noteholders.

2.                                      Bankruptcy Process; Plan of Reorganization.

Subject to the terms and conditions of this Agreement and the exhibits attached hereto, during the Support Period, each Party agrees as follows:

(a)                                 Term Sheet.  The Term Sheet is expressly incorporated into and made a part of this Agreement.  The terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that the Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between this Agreement and the Term Sheet, the terms of the Term Sheet shall govern.  In the event of any inconsistencies between this Agreement and any of the Exhibits hereto, the terms of such Exhibit(s) shall govern.

(b)                                 Definitive Documents.  Each of the Definitive Documents, including any amendments, supplements or modifications thereof, shall (i) contain terms and conditions consistent in all material respects with this Agreement and the Plan and (ii) otherwise be in form and substance acceptable (including with respect to tax structuring and elections) to the Company and the Initial Supporting Noteholders, except that the items set forth in Sections 1(c)(xii) and

(xiii) hereof and all material exhibits, appendices, and supplements thereto shall be reasonably acceptable to the Company and the Initial Supporting Noteholders.

(c)                                  Filing of the Plan and Disclosure Statement.  As soon as reasonably practicable, but in no event later than November 18, 2019, the Company shall file the Plan and the Disclosure Statement with the Bankruptcy Court.

(d)                                 Confirmation of the Plan.  The Company shall use commercially reasonable efforts to obtain entry of the Confirmation Order as soon as reasonably practicable following October 3, 2019 (the “Petition Date”) in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including timely filing any objection or opposition to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization.

3.                                      Agreements of the Supporting Creditors.

(a)                                 Voting; Support.  Subject to the terms and conditions of this Agreement, each Supporting Creditor, severally and not jointly, agrees that, for the duration of the Support Period, such Supporting Creditor (on a several and not joint basis) shall:

(i)                                     timely vote or cause to be voted its Claims, to the extent entitled to vote on the Plan, to accept the Plan by delivering its duly executed and completed ballot or ballots and consent to and, if applicable, not opt out of, the releases set forth in the Plan against each Released Party, but subject to the actual receipt by such Supporting Creditor of (a) the Disclosure Statement, approved by the Bankruptcy Court as containing “adequate information” (as such term is defined in section 1125 of the Bankruptcy Code) and the Solicitation Materials approved by the Bankruptcy Court), and (b) fifteen (15) Business Days’ written notice of any voting record date and/or voting deadline;

(ii)                                  not change or withdraw (or cause or direct to be changed or withdrawn) any such vote or release described in clause (i) above; provided, however, that notwithstanding anything in this Agreement to the contrary, a Supporting Creditor’s vote and release may, upon written notice to the Company, be revoked (and, upon such revocation, deemed void ab initio) by such Supporting Creditor at any time following the termination of this Agreement pursuant to the terms hereof with respect to such Supporting Creditor;

(iii)                               timely vote (or cause to be voted) its Claims, to the extent entitled to vote with respect to an Alternative Restructuring, against any Alternative Restructuring (subject to such Supporting Creditor receiving at least fifteen (15) business days’ written notice of any relevant voting record date and/or voting deadline);

(iv)                              not take any action which would result in the occurrence of a Change of Control (as such term is defined in (i) the Indenture, dated as of November 29, 2016 (the “1.125L Indenture”), by and among EP Energy LLC and Everest Acquisition Finance Inc., the subsidiary guarantors party thereto and BOKF, NA, as successor trustee and notes collateral agent and (ii) the Indenture, dated as of May 23, 2018 (the “1.25L Indenture” and together with the 1.125L Indenture, the “Reinstated Indentures”), by and among EP

Energy LLC and Everest Acquisition Finance Inc., the subsidiary guarantors party thereto and UMB Bank, National Association, as successor trustee and collateral agent); provided that no Supporting Creditor shall be liable to any Company Entity or any other Supporting Creditor for a breach of this Section 3(a)(iv) that is solely the result of another Supporting Creditor’s non-compliance with their obligations under this Agreement or the Backstop Agreement;

(v)                                 not directly or indirectly, through any person or entity (including any administrative agent, indenture trustee, or collateral agent), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring or object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Chapter 11 Cases, Solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring;

(vi)                              not direct any administrative agent, indenture trustee, or collateral agent (as applicable) to take any action inconsistent with such Supporting Creditor’s obligations under this Agreement or the Plan, and, if any applicable administrative agent, indenture trustee, or collateral agent takes any action inconsistent with such Supporting Creditor’s obligations under this Agreement or the Plan, such Supporting Creditor shall direct and use its commercially reasonable efforts (which shall exclude the incurrence or provision of any indemnity obligations) to cause such administrative agent, indenture trustee, or collateral agent to cease, withdraw, and refrain from taking any such action; and

(vii)                           if reasonably requested by the Company, use commercially reasonable efforts to support approval of the Disclosure Statement and confirmation of the Plan by filing papers and appearing in the Bankruptcy Court in support thereof.

(b)                                 Transfers.  Each Supporting Creditor, severally and not jointly, agrees that, for the duration of the Support Period, such Supporting Creditor shall not sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) (each, a “Transfer”), or permit a transfer of, directly or indirectly, in whole or in part, any of its Claims or, in each case, any option thereon or any right or interest therein or any other claims against the Company (including grant any proxies, deposit any Claims into a voting trust or enter into a voting agreement with respect to any such Claims), unless the transferee thereof either (i) is a Supporting Creditor or an entity that is controlled by such Supporting Creditor or for which such Supporting Creditor acts as investment manager, advisor or subadvisor, or (ii) prior to or contemporaneously with such Transfer, agrees in writing for the benefit of the Parties to become a Supporting Creditor and to be bound by all of the terms of this Agreement applicable to Supporting Creditor (including with respect to any and all Claims it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof within five (5) Business Days following such execution, to Weil, Gotshal & Manges LLP (“Weil”), as counsel to the Company and Supporting Noteholder Counsel, in which event (A) the transferee (including the Supporting

Creditor transferee, if applicable) shall be deemed to be a Supporting Creditor hereunder to the extent of such transferred rights and obligations and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations.  Each Supporting Creditor agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Supporting Creditor shall have the right to enforce the voiding of such Transfer.  Notwithstanding anything to the contrary herein, a Supporting Creditor may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker(2) without the requirement that the Qualified Marketmaker become a Party; provided, however, that (x) such Qualified Marketmaker must Transfer such right, title, or interest by the earlier of (A) ten (10) calendar days following its receipt thereof and (B) if received prior to the Voting Deadline, at least seven (7) calendar days prior to the Voting Deadline, (y) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Supporting Creditor at the time of such transfer, and (z) such Supporting Creditor shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 3.  For the avoidance of doubt, if a Supporting Noteholder, acting in its capacity as a Qualified Marketmaker, acquires a Claim from a holder of Claims that is not a Supporting  Noteholder, as applicable, it may Transfer such Claim without the requirement that the transferee be or become a Supporting Noteholder.  For the avoidance of doubt, to the extent that a Supporting Creditor’s 1.5L Notes, Claims, or other securities issued by the Company may be loaned by such Supporting Creditor (and consequently pledged, hypothecated, encumbered, or rehypothecated by) as part of customary securities lending arrangements (each such arrangement, a “Customary Securities Lending Arrangement”), and such Customary Securities Lending Arrangement does not adversely affect such Party’s ability to timely satisfy any of its obligations under this Agreement or the Backstop Agreement, such Customary Securities Lending Arrangement shall not be deemed a Transfer hereunder.

(c)                                  Additional Claims.  This Agreement shall in no way be construed to preclude the Supporting Creditors from acquiring additional Claims or transferring Claims in accordance with this Section 3, and during the Support Period to the extent any Supporting Creditor acquires additional Claims, then each such Supporting Creditor shall promptly notify Weil and Supporting Noteholder Counsel.  Each such Supporting Creditor agrees, severally and not jointly, that such additional Claims shall be subject to this Agreement and that, for the duration of the Support Period, it shall vote (or cause to be voted) any such additional Claims entitled to vote on the Plan (to the extent still held by it or on its behalf at the time of such vote), in a manner consistent with Section 3(a) hereof, in each case other than with respect to any Claims acquired by such Supporting Noteholder in its capacity as a Qualified Marketmaker.

(2)         As used herein, the term “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against the Company (or enter with customers into long and short positions in Claims against the Company), in its capacity as a dealer or marketmaker in Claims against the Company and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d)                                 Additional Parties.  Any 1.5L Noteholder may, at any time after the occurrence of the Support Effective Date, become a party to this Agreement as a Supporting Noteholder (an “Additional Supporting Noteholder”, or an “Additional Supporting Creditor”), by executing a Joinder Agreement, pursuant to which such Additional Supporting Creditor shall be bound by the terms of this Agreement as a Supporting Creditor hereunder, and delivering such Joinder Agreement to Weil and Supporting Noteholder Counsel.

(e)                                  D&O Claims.  Regardless of whether the Bankruptcy Court approves the releases by the Supporting Creditors that are set forth in the Term Sheet in favor of the Released Parties (the “Third-Party Releases”), but subject to the occurrence of the Effective Date, each Supporting Creditor hereby (i) grants such releases in favor of the current and former directors and officers of EP Parent and (ii) agrees not to pursue any claims that such Supporting Creditor may currently have against the current and former directors and officers of EP Parent and each of its subsidiaries.

(f)                                   Stock Transfer Restriction and Tax Attribute Protection Motions.  Each Supporting Noteholder, severally and not jointly, agrees not to transfer any Existing Equity Interests for the duration of the Support Period in any manner that would change the ownership of such Existing Equity Interests for purposes of section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) without the prior consent of the Company not to be unreasonably withheld, conditioned, or delayed.  Each Supporting Noteholder further agrees to support the final approval of the Stock Procedures (as defined in the Emergency Motion of Debtors to Establish Notification Procedures and Approving Restrictions on Certain Transfers of Stock of, and Claims Against, Debtors (Ch. 11 Case No. 19-35654, Docket No. 6) (the “NOL Motion”)).  The Debtors shall not seek a hearing on or approval of the Claims Procedures (as defined in the NOL Motion); provided, that the foregoing shall not affect the Supporting Noteholders’ right to object to the NOL Motion following the end of the Support Period.

(g)                                  New Corporate Governance Documents.  The Supporting Noteholders, severally and not jointly, agree to provide drafts of the New Corporate Governance Documents through the Supporting Noteholder Counsel to Weil no later than fifteen (15) Business Days before the Voting Deadline.

(h)                                 [RESERVED]

(i)                                     Rights Unaffected.  Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall limit:

(i)                                     the rights of the Supporting Creditors under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not in violation of or inconsistent with such Supporting Creditor’s obligations hereunder;

(ii)                                  the ability of a Supporting Creditor to purchase, sell, or enter into any transactions in connection with its Claims or Interests, including 1.5L Notes, subject to the terms hereof and applicable law;

(iii)                               except as expressly provided herein, any right of a Supporting Noteholder under (A) the 1.5L Notes Indenture, or constitute a waiver or amendment of any provisions of the 1.5L Notes Indenture or (B) any other applicable agreement, instrument, or document that gives rise to a Supporting Noteholder’s Claims or Interests, as applicable, or constitute a waiver or amendment of any provision of any such agreement, instrument, or document;

(iv)                              the ability of a Supporting Noteholder to consult with other Supporting Creditors, other holders of Claims against or equity interests in the Company, or the Company;

(v)                                 [RESERVED]; or

(vi)                              the ability of a Supporting Creditor to enforce any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Document.

4.                                      Agreements of the Parties.

(a)                                 Covenants.  Each Party, severally and not jointly, agrees that, for the duration of the Support Period, such Party shall use its commercially reasonable efforts to:

(i)                                     take all commercially reasonable actions necessary to (i) support and consummate the Restructuring contemplated by the Term Sheet and all of the transactions contemplated herein, (ii) cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents, and (iii) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and refrain from taking any action that would frustrate the purposes and intent of this Agreement; and

(ii)                                  provide reasonably prompt written notice (in accordance with Section 19 hereof) to the Company and Supporting Noteholder Counsel between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which any person in a managing capacity of such Party has actual knowledge, and which occurrence or failure would be likely to cause any covenant of such Party contained in this Agreement not to be satisfied in any material respect or (B) any failure of such Party to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Backstop Agreement.

(b)                                 Hedging.  The Company shall consult with the Initial Supporting Noteholders on any material changes to its hedging program.

5.                                      Agreements of the Company.

(a)                                 Covenants.  Each Company Entity (jointly and severally) agrees that, for the duration of the Support Period, each such Company Entity shall:

(i)                                     use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring or the approval by the Bankruptcy Court of the Definitive Documents;

(ii)                                  not take any action, or support, encourage or direct any other person or entity to take any action, that is inconsistent with, or is intended or is reasonably likely to interfere with, consummation of the Restructuring (including to propose, file, seek, solicit, or support any Alternative Restructuring), in each case, to the extent consistent with, upon the advice of counsel, the fiduciary duties of the boards of directors, managers, members, or partners, as applicable, of the Company; provided, however, that the Company shall not be obligated to agree to any modification of any document that is inconsistent with this Agreement;

(iii)                               provide draft copies of all Definitive Documents and any other material motions or applications and other material documents related to the Restructuring (including, but not limited to, any proposed final orders granting “first day” and “second day” motions (but excluding retention applications), the Plan, the Disclosure Statement, ballots, and other Solicitation materials in respect of the Plan and any proposed amended version of the Plan or the Disclosure Statement, and a proposed Confirmation Order and any amended versions of any of the foregoing) the Company intends to file with the Bankruptcy Court to Supporting Noteholder Counsel, if reasonably practicable, at least two (2) Business Days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders, or materials at least two (2) Business Days in advance is not reasonably practicable prior to filing, such motion, order, or material shall be delivered as soon as reasonably practicable prior to filing), and shall consult in good faith with Supporting Noteholder Counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court; provided, that the Company Parties shall not file any pleading or other document unless such pleading or other document is consistent with this Agreement;

(iv)                              subject to professional responsibilities of counsel, timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order or relief (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a chapter 11 plan, or (E) that (1) is inconsistent with this Agreement in any material respect or (2) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(v)                                 not modify the Plan or any other Definitive Documents, in whole or in part, in a manner that is inconsistent with this Agreement or not in form and substance acceptable to the Initial Supporting Noteholders;

(vi)                              not seek relief or request any order from the Bankruptcy Court requiring any Initial Supporting Noteholder to sell, cause to sell, or otherwise transfer a specified amount of its beneficial ownership of Claims, for purposes of section 382(l)(5) of the Tax Code or otherwise, without the affirmative consent of such Initial Supporting Noteholder;

(vii)                           consent to the sale or other disposition during the 2019 calendar year (including by abandonment to a state or governmental authority) of the Existing Equity Interests in the Company owned by Texas Oil & Gas Holdings LLC (31,276,726 shares), AI Energy Holdings LLC (3,556,387 shares) and ALTEP 2014 LP (109,991 shares), and, in the event of any Official Committee of Unsecured Creditors objects to such disposition, exercise reasonable best efforts to obtain approval by the Bankruptcy Court of such disposition; provided, that Access shall reasonably cooperate with the Debtors to provide any information reasonably requested related to any stock ownership analysis under section 382 of the Tax Code;

(viii)                        execute and deliver any other required agreements to effectuate and consummate the Restructuring; and

(ix)                              support and consummate the Restructuring in accordance with this Agreement within the time-frames contemplated under this Agreement.

(b)                                 Automatic Stay.  The Company acknowledges and agrees and shall not dispute that the giving of any notices, including notices of termination by any Party pursuant to this Agreement, shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

(c)                                  Nothing in this Agreement shall require any director or officer of a Company Entity to take any action or inaction that would be, based on the advice of counsel, inconsistent with their fiduciary duties to such Company Entity.  No action or inaction on the part of any director or officer of any Company Entity that such officer or director believes is, based on the advice of counsel, consistent, their fiduciary duties shall be limited or precluded by this Agreement; provided, that no such action or inaction shall be deemed to prevent the Initial Supporting Noteholders from taking actions they are permitted to take as a result of such actions or inactions, including terminating their obligations hereunder, and neither the Company nor any Supporting Creditor that is affiliated with such officer or director shall be in violation of this Agreement by virtue of such individual taking, or refraining from taking, any such action, so long as any such action is consistent with the fiduciary obligations of the Company under applicable law (as determined by the Company after consultation with counsel).

(d)                                 Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company, or the Supporting Creditors, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement.

6.                                      Termination of Agreement.

(a)                                 This Agreement shall terminate three (3) Business Days following the delivery of written notice (in accordance with Section 19 hereof) from (i) the Initial Supporting Noteholders to EP Parent at any time after and during the continuance of any Supporting Noteholder Termination Event (as defined below), or (ii) EP Parent to the other Parties at any time after the occurrence and during the continuance of any Company Termination Event (as defined below).  Notwithstanding any provision to the contrary in this Section 6, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the applicable Supporting Noteholder Termination Event or Company Termination Event giving rise to such termination right; provided, that nothing in this sentence shall limit the termination rights of any Party pursuant to Section 6(c)(viii) or 6(d)(vii).  This Agreement shall automatically terminate, without any further required action or notice, unless the Bankruptcy Court has entered an order or orders, in form and substance acceptable to the Company, on the one hand, and the Initial Supporting Noteholders, on the other hand, approving the Backstop Agreement as of November 18, 2019 (provided, that if the Bankruptcy Court is unable to hear or fully consider the motion to approve the Backstop Agreement on November 12, 2019, then November 25, 2019), unless otherwise extended in accordance with the terms of the Backstop Agreement.  If not terminated on an earlier date, then this Agreement shall automatically terminate, without any further required action or notice, upon the occurrence of the Effective Date.

(b)                                 [RESERVED]

(c)                                  A “Supporting Noteholder Termination Event” shall mean any of the following:

(i)                                     if, as of October 25, 2019, the Required Lenders (as defined in that certain Credit Agreement, dated as of May 24, 2012 (as amended, restated, amended and restated, modified or otherwise supplemented from time to time) by and among EP Energy LLC, as borrower, EPE Acquisition, LLC, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, have not provided the Company with an executed Exit Commitment Letter;

(ii)                                  if, as of 11:59 p.m. prevailing Eastern time on October 18, 2019, the Company has not filed a motion seeking approval of the Backstop Agreement;

(iii)                               if, as of November 18, 2019 (provided, that if the Bankruptcy Court is unable to hear or fully consider the motion to approve the Backstop Agreement on November 12, 2019, then November 25, 2019), the Bankruptcy Court has not entered a final order or orders, in form and substance mutually satisfactory to the Company and the Initial Supporting Noteholders, approving the Backstop Agreement.

(iv)                              if, as of December 2, 2019, the Bankruptcy Court has not entered a final order, in form and substance mutually satisfactory to the Company and the Initial Supporting Noteholders, authorizing and approving the DIP Facility, the Exit Commitment Letter and the Debtors’ use of cash collateral.

(v)                                 if, as of January 8, 2020, the Bankruptcy Court has not entered a final order, in form and substance mutually satisfactory to the Company and the Initial Supporting Noteholders, approving the Disclosure Statement;

(vi)                              if, as of January 8, 2020, the Bankruptcy Court has not entered a final order, in form and substance mutually satisfactory to the Company and the Initial Supporting Noteholders, approving the Rights Offering Procedures;

(vii)                           if, as of February 28, 2020, the Bankruptcy Court has not entered a final order, in form and substance mutually satisfactory to the Company and the Initial Supporting Noteholders, confirming the Plan; provided that if the Bankruptcy Court has commenced a hearing on confirmation of the Plan as of February 28, 2020, such date shall automatically extend to March 16, 2020, provided, further, that each such date shall be automatically extended one (1) Business Day for each Business Day that the Supporting Noteholders fail to deliver drafts of the New Corporate Governance Documents to Weil in accordance with the deadlines set forth in Section 3(g) hereof;

(viii)                        if, as of March 19, 2020, the Effective Date has not occurred;

(ix)                              the Backstop Agreement is terminated in accordance with its terms;

(x)                                 the occurrence of any material breach of this Agreement by the Company that remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 6 and in accordance with Section 19 (as applicable);

(xi)                              the amendment or modification of this Agreement, the Rights Offering Procedures, the Plan, the Disclosure Statement or any documents related to the Plan, notices, exhibits or appendices, or any of the Definitive Documents without the consent of the Initial Supporting Noteholders;

(xii)                           any of the orders approving, the Backstop Agreement, the Rights Offering Procedures, the Disclosure Statement, or the Plan are reversed, dismissed, stayed, vacated or reconsidered or modified or amended without the consent of the Initial Supporting Noteholders;

(xiii)                        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been stayed, reversed, or vacated within fifteen (15) Business Days after such issuance;

(xiv)                       the Bankruptcy Court enters an order (A) directing the appointment of a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Case of any of the Debtors other than the Company, or (D) directing the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in any of the Chapter 11 Cases;

(xv)                          any Company Entity makes any filing in support of, enters into an agreement with respect to, or announces its support for any Alternative Restructuring or that it will file any plan of reorganization other than the Plan, or files any motion or application seeking authority to sell any material assets (other than as provided for in the Plan), without the prior written consent of the Initial Supporting Noteholders;

(xvi)                       the breach in any material respect by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth herein which remains uncured for a period of five (5) business days after the receipt of written notice of such breach from the Initial Supporting Noteholders pursuant to this Section 6 and in accordance with Section 19 (as applicable), which notice period shall run concurrently with the notice of termination of this Agreement set forth above;

(xvii)                    a determination is made with respect to any Company Entity that its continued support of the Restructuring would be inconsistent with its fiduciary obligations under applicable law;

(xviii)                 entry of an order by the Bankruptcy Court terminating the Company’s exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code or if the Company loses such right because (A) the Company fails to make a timely motion to extend the exclusivity period and exclusivity lapses or (B) the Bankruptcy Court denies the Company’s motion to extend the exclusivity period;

(xix)                       any court of competent jurisdiction has entered a judgment or order declaring this Agreement or the Backstop Agreement to be unenforceable;

(xx)                          any of the following shall have occurred: (i) the Company shall have filed any motion, application, adversary proceeding, or cause of action (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of any of the Claims of the Supporting Noteholders, or any of the liens securing the Claims of the Supporting Noteholders, or (B) otherwise seeking to impose liability upon or enjoin the Supporting Noteholders (other than with respect to a breach of this Agreement); or (ii) the Company shall have supported any motion, application, adversary proceeding or cause of action referred to in the immediately preceding clause (i) filed by a third party, or affirmatively consents (without the consent of the Initial Supporting Noteholders) to the standing of any such third party to bring such application, adversary proceeding or cause of action; or

(xxi)                       failure to conduct the Rights Offering in accordance with the Backstop Agreement and the Rights Offering Procedures.

(d)                                 A “Company Termination Event” shall mean any of the following:

(i)                                     [RESERVED]

(ii)                                  the breach by one or more of the Supporting Noteholders of any of the undertakings, representations, warranties, or covenants of the Supporting Noteholders set forth herein in any material respect that remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach pursuant to this Section 6 and in accordance with Section 19 hereof (as applicable), but only if the non-breaching Supporting Noteholders hold less than 66.67% of the aggregate principal amount of 1.5L Notes;

(iii)                               the board of directors (or any committee having appropriate authority thereof), managers, members, or partners or general partner, as applicable, of any Company Entity party hereto reasonably determines in good faith based upon the advice of counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, however, that such Company Entity provides notice of such determination to the Supporting Creditors within five (5) Business Days after the date thereof;

(iv)                              [RESERVED]

(v)                                 the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and such ruling, judgment, or order has not been stayed, reversed, or vacated within fifteen (15) Business Days after such issuance;

(vi)                              the Bankruptcy Court enters an order (A) directing the appointment of a trustee in the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Case of any of the Debtors other than the Company; or (D) directing the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in any of the Chapter 11 Cases; or

(vii)                           if, as of March 19, 2020, the Effective Date has not occurred.

(e)                                  Certain Extensions of Time.  Notwithstanding anything to the contrary herein, any of the dates or deadlines set forth in

(i)                                     Sections 6(a) and 6(d) above may be extended by written agreement (with email from counsel being sufficient) of the Company and the Initial Supporting Noteholders,

(ii)                                  [RESERVED]; and

(iii)                               Section 6(c) above may be extended by written agreement (with email from counsel being sufficient) of the Company and the Initial Supporting Noteholders.

(f)                                   Mutual Termination.  This Agreement may be terminated by mutual agreement of the Company and the Initial Supporting Noteholders upon the receipt and acknowledged acceptance (whether oral or by electronic mail) of written notice delivered in accordance with Section 19 hereof.

(g)                                  Effect of Termination.

(i)                                     Subject to the provisions contained in Section 6(a) and Section 13 hereof, upon the termination of this Agreement in accordance with this Section 6, this Agreement shall forthwith become null and void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law and, with respect to the Supporting Noteholders, the 1.5L Indentures; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(ii)                                  If this Agreement is terminated at a time when permission of the Bankruptcy Court is required for the Supporting Creditors to terminate or cause the termination of, this Agreement, the Company shall not oppose any attempt by the Supporting Creditors to terminate, or cause the termination of, this Agreement at such time, provided, however, the Company may contest whether the Agreement has been validly terminated. Notwithstanding anything to the contrary herein, (A) the Company acknowledges and agrees that following the Petition Date, if this Agreement has been validly terminated, then all votes by the Supporting Creditors to accept the Plan and opt in to or not opt out of the releases shall, upon written notice to the Company, be revoked, null and void; and (B) all Parties acknowledge that valid termination of this Agreement would be an occurrence of the type that constitutes “cause” under Bankruptcy Rule 3018.  The foregoing sentence shall survive termination of this Agreement.

(h)                                 If the Restructuring is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

7.                                      Representations and Warranties.

(a)                                 Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Supporting Creditor becomes a party hereto):

(i)                                     such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)                                  the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or any material provision of law, rule, or regulation applicable to it or any of its subsidiaries or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party except, in the case of the Company, for the filing of the Chapter 11 Cases;

(iii)                               the execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws; and

(iv)                              this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(v)                                 it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or Entity, would prevent it from taking any action required of it under this Agreement.

(b)                                 Each Supporting Creditor severally (and not jointly) represents and warrants to the other Parties that, as of the date hereof (or as of the date such Supporting Creditor becomes a party hereto), such Supporting Creditor (i) is the beneficial owner of the aggregate principal amount of (x) the Claims set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Additional Supporting Creditor), or (y) is the nominee, investment manager, advisor, or subadvisor for one or more beneficial holders thereof, or (ii) has, with respect to the beneficial owners of such Claims, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Claims or to exchange, assign, and Transfer such Claims, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c)                                  Each Supporting Noteholder severally (and not jointly) makes the representations and warranties set forth in Section 20(c) hereof, and in each case, to the other Parties.

(d)                                 Each Supporting Noteholder severally (and not jointly) represents and warrants to the other Parties that such Supporting Noteholder has not taken any action which would result in the occurrence of a Change of Control (as such term is defined in the Reinstated Indentures), provided that no Supporting Creditor shall be liable to any Company Entity or any other Supporting Creditor for a breach of this Section 3(a)(iv) that is solely the result of another Supporting Creditor’s non-compliance of their obligations under this Agreement or the Backstop Agreement.

8.                                      Disclosure; Publicity.

The Company shall submit drafts to Supporting Noteholder Counsel of any press releases that constitute disclosure of the existence of the terms of this Agreement or any amendment to the terms of this Agreement at least (1) Business Day prior to making any such disclosure.  Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Supporting Creditor, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of any 1.5L Notes held by any Supporting Noteholder without such Supporting Noteholder’s consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Supporting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the Supporting Creditor) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of 2024 Notes and 2025 Notes held by all Supporting Noteholders, collectively, on a tranche by tranche basis.  Notwithstanding the provisions in this Section 8, any Party may disclose, to the extent consented to in writing by a Supporting Creditor, such Supporting Creditor’s individual holdings.  The Supporting Noteholders that are affiliates of Apollo Management Holdings, L.P. (the “Apollo Funds”) consent to the disclosure of the aggregate percentage and aggregate principal amount of 2024 Notes and 2025 Notes held collectively by the Apollo Funds in any reports filed or furnished by the Company or any of its subsidiaries with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or the Securities Act.

9.                                      Amendments and Waivers.

(a)                                 Other than as set forth in Section 9(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except with the written consent of the Company and the Initial Supporting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)                                 Notwithstanding Section 9(a):

(i)                                     any waiver, modification, amendment, or supplement to this Section 9 shall require the written consent of all of the Parties;

(ii)                                  any modification, amendment, or change to the definition of “Initial Supporting Noteholders” shall require the written consent of each Initial Supporting Noteholder and the Company;

(iii)                               any change, modification, or amendment to this Agreement or the Plan that treats or affects any Supporting Noteholder in a manner that is materially and adversely disproportionate to the manner in which any other Supporting Noteholder is treated (after taking into account each of such Supporting Noteholder’s respective holdings in the Company and the recoveries contemplated by the Plan) shall require the written consent of such materially adversely and disproportionately affected Supporting Noteholder.

(iv)                              [RESERVED]

(v)                                 [RESERVED]

(c)                                  In the event that a materially adversely and disproportionately affected Supporting Noteholder other than Access or Avenue (such affected Supporting Noteholder, a “Nonconsenting Creditor”) does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Supporting Noteholder, as applicable, but such waiver, change, modification, or amendment receives the consent of the Initial Supporting Noteholders, then the Company and such Initial Supporting Noteholders may elect to terminate this Agreement as to each such Nonconsenting Creditor (excluding, for the avoidance of doubt, Access and Avenue) and this Agreement shall continue in full force and effect with respect to all other Supporting Creditors from time to time.

10.                               Effectiveness.

This Agreement shall become effective and binding upon each Party upon the date (the “Support Effective Date”) on which each of the Initial Supporting Noteholders has executed and delivered to the Company a signature page hereto; provided, however, that signature pages executed by any Supporting Creditors shall be delivered to (i) the other Supporting Creditors in a redacted form that removes such Supporting Creditors’ individual holdings and (ii) the Company,

Weil, and Supporting Noteholder Counsel in an unredacted form (to be held by Weil and Supporting Noteholder Counsel on a “professionals’ eyes only” basis).

11.                               GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)                                 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without giving effect to the conflict of laws principles thereof.

(b)                                 Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in any federal or state court in the Borough of Manhattan in the City of New York (“NY Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring.  Each of the Parties agrees not to commence any proceeding arising out of or relating to this Agreement or the Restructuring except in the NY Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any NY Courts.  Each of the Parties further agrees that notice as provided in Section 19 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court.

(c)                                  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.                               Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement (but not any agreements attached as exhibits hereto, the remedies for which shall be set forth in such applicable exhibits) by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.  Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

13.                               Survival.

Notwithstanding the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties in this Section 13 and Sections 3(e), 6(g), 8, 11, 12, 14 15, 16, 17, 18, 19, 20, 21 (in the case of fees and expenses incurred prior to such termination), and 22 through 26 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.                               Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.  The recitals to this Agreement are true and correct and incorporated by reference into this Section 14.

15.                               Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Claims arising under the 1.5 Notes or otherwise, other than in accordance with the express terms of this Agreement.  If any provision of this Agreement or the exhibits attached hereto, or the application of any such provision to any person or entity or circumstance, shall be held invalid, unenforceable, void, or violative of applicable law, in each case in whole or in part, such invalidity, unenforceability, violability or violation shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party; provided, that this provision shall not operate to waive any condition precedent to any event set forth herein.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  The agreements, representations, and obligations of the Supporting Creditors under this Agreement are, in all respects, ratable and several and neither joint nor joint and several.  Any breach of this Agreement by a Supporting Creditor shall not result in liability for any other Supporting Creditor.  The Supporting Creditors are acting in their individual capacities and not as agent or trustee, or in any other fiduciary capacity, with respect to any other Supporting Creditor or any other party.

16.                               No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.

17.                               Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Creditor shall continue in full force and effect.

18.                               Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

19.                               Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or by registered or certified mail (return receipt requested) to the following addresses:

If to the Company, to:

EP Energy Corporation
1001 Louisiana Street
Houston, Texas 77002
Attn:                    Jace D. Locke
jace.locke@epenergy.com

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:                    Matt Barr (matt.barr@weil.com)

Alfredo R. Perez (alfredo.perez@weil.com)

Ronit J. Berkovich (ronit.berkovich@weil.com)

If to a Supporting Noteholder:

To the notice and copy (if any) addresses specified on such Supporting Noteholder’s signature page to this Agreement.

Any notice given by delivery, mail, or courier shall be effective when received.  Any notice given by e-mail shall be effective upon oral, machine, or e-mail (as applicable) confirmation of transmission.

20.                               No Solicitation; Representation by Counsel; Adequate Information.

(a)                                 Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.  The acceptances of the Supporting Creditor with respect to the Plan will not be solicited until such Supporting Creditor has received the Disclosure Statement and Solicitation Materials.  In addition, this Agreement is not and shall not be deemed an offer with respect to the issue or sale of securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b)                                 Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)                                  Each Supporting Creditor acknowledges, agrees, and represents to the other Parties that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (ii) is an “accredited investor” as such term is defined in Rule 501 of the Securities Act, (iii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring, such securities have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Supporting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, (iv) will not acquire any securities pursuant to the Restructuring as a result of any form of general solicitation or general advertising, and (v) has such knowledge and experience in financial and business matters that such Supporting Creditor, is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

21.                               [RESERVED]

22.                               Severability and Construction.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

23.                               Reservation of Rights; Settlement Discussions.

This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and the exhibits attached hereto and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

24.                               No Strict Construction.

Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits attached hereto have been prepared through the joint efforts of all of the Parties.  Neither the provisions of this Agreement or the exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits attached hereto, or based on any other rule of construction.

25.                               Remedies Cumulative; No Waiver.

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.  The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

26.                               Relationship Among Parties.

(a)                                 Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.  No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

EP ENERGY CORPORATION
EVEREST ACQUISITION, LLC
EP ENERGY, LLC
EVEREST ACQUISITION FINANCE INC.
EP ENERGY GLOBAL LLC
EP ENERGY MANAGEMENT, L.L.C.
EP ENERGY RESALE COMPANY, L.L.C.
EP ENERGY E&P COMPANY, L.P.

By:	/s/ Jace D. Locke
Name: Jace D. Locke
Title: Vice President & General Counsel

Supporting 1.5L Noteholder

AOP VII (EPE INTERMEDIATE), L.P.

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

ANRP (EPE INTERMEDIATE), L.P.

By: Apollo ANRP Advisors, L.P., its general partner

By: Apollo ANRP Capital Management, LLC its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

ANRP (CORP AIV), L.P.

By: Apollo ANRP Advisors, L.P., its general partner

By: Apollo ANRP Capital Management, LLC its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO INVESTMENT FUND (PB) VII, L.P

By: Apollo Advisors VII, L.P., its general partner

By: Apollo Capital Management VII, LLC its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Principal Amount of 2024 1.5L Notes: [Omitted]

Principal Amount of 2025 1.5L Notes: [Omitted]

Principal Amount of 2024 1.25L Notes: [Omitted]

All other Claims: [Omitted]

Notice Address:

Apollo Global Management

9 West 57th Street

New York, NY 10019

Attn: General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 A v enue of the Americas

New York, NY 10019

Attn: Jeffrey D. Saferstein

Supporting 1.5L Noteholder

ELLIOT INTERNATIONAL, L.P.

By: Hambledon, Inc., its general partner

By: Elliot International Capital Advisors Inc., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice-President

Principal Amount of 2024 1.5L Notes: [Omitted]

Principal Amount of 2025 1.5L Notes: [Omitted]

Principal Amount of 2024 1.25L Notes: [Omitted]

All other Claims: [Omitted]

Notice Address:

c/o Elliot Management Corporation

40 West 57th Street, 4th Floor

New York, NY 10019

Name: Elliot Greenberg and Rajat Bose

Facsimile: 212-478-2371 and 212-478-2366

Email address: egreenberg@elliotmgmt.com and rbose@elliotmgmt.com

Supporting 1.5L Noteholder

ELLIOT ASSOCIATES, L.P.

By: Elliot Capital Advisors, L.P., General Partner

By: Braxton Associates, Inc., General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice-President

Principal Amount of 2024 1.5L Notes: [Omitted]

Principal Amount of 2025 1.5L Notes: [Omitted]

Principal Amount of 2024 1.25L Notes: [Omitted]

All other Claims: [Omitted]

Notice Address:

c/o Elliot Management Corporation

40 West 57th Street, 4th Floor

New York, NY 10019

Name: Elliot Greenberg and Rajat Bose

Facsimile: 212-478-2371 and 212-478-2366

Email address: egreenberg@elliotmgmt.com and rbose@elliotmgmt.com

Supporting Creditor

AI FQ HOLDINGS LLC

By: Access Industries Management, LLC Its Manager

By:	/s/ Lincoln Benet
Name: Lincoln Benet
Title: President

By:	/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Vice President

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

Notice Address:

AI FQ Holdings LLC

c/o Access Industries, Inc.

40 West 57th Street, 28th Floor

New York, NY 10019

Fax: (212) 977-8112

Name: Donald A. Wagner; Langhorne S. Perrow

Email address: dwagner@accind.com; lperrow@accind.com

With a copy to:

Access Industries, INc.

40 West 57th Street, 28th Floor

New York, NY 10019

Fax: (212) 977-8112

Attn: Legal Department

Email address: legalnotices@accind.com

AVENUE ENERGY OPPORTUNITIES FUND, L.P.

By: AVENUE ENERGY OPPORTUNITIES PARTNERS, LLC, its General Member

By: GL Energy Opportunities Partners, LLC, its Managing Member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

AVENUE ENERGY OPPORTUNITIES FUND II, L.P.

By: AVENUE ENERGY OPPORTUNITIES PARTNERS II, LLC, its General Member

By: GL ENERGY OPPORTUNITIES PARTNERS II, LLC, its Sole Member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

AVENUE PPF OPPORTUNITIES FUND, L.P.

By: Avenue PPF Opportunities Fund GenPar, LLC, its General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

AVENUE SPECIAL OPPORTUNITIES FUND II, L.P.

By: AVENUE SO PARTNERS PARTNERS II, LLC, its General Partner

By: GL SO Partners II, LLC, its Managing Member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

AVENUE STRATEGIC OPPORTUNITIES FUND, L.P.

By: Avenue Strategic Opportunities Fund GenPar, LLC, its General Partner

By: GL Strategic Opportunities Partners, LLC, its sole Member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

DESTINATION MULTISTRATEGY ALTERNATIVES FUND, A SERIES OF BRINKER CAPITAL DESTINATIONS TRUST, As Assignee

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: Omitted]

All other Claims: Omitted]

AVENUE EUROPE SELECT OPPORTUNITIES FUND, L.P.

By: Avenue Europe Select Opportunities Fund GenPar, LLC, its General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

Principal Amount of 2024 1.5L Notes: Omitted]

Principal Amount of 2025 1.5L Notes: [Omitted]

All other Claims: Omitted]

Exhibit A

Term Sheet

Exhibit A

EP ENERGY CORPORATION

RESTRUCTURING TERM SHEET

October 18, 2019

This restructuring term sheet (this “Term Sheet”) presents the principal terms of a proposed financial restructuring (the “Restructuring”) of the existing capital structure of EP Energy Corporation (“EP Parent”) and its subsidiaries identified below (collectively with EP Parent, the “Company” or the “Debtors”), which Restructuring will be consummated pursuant to a chapter 11 plan containing the terms set forth herein to be confirmed in the cases commenced on October 3, 2019 (the “Petition Date”) in the United Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under chapter 11 of title 11  of the United States Code (the “Bankruptcy Code”; Ch. 11 Case No. 19-35654 et al., the “Chapter 11 Cases”).  This is the Term Sheet referred to in, and appended to, the Plan Support Agreement dated as of October 18, 2019, by and among the Company and the other parties signatory thereto (as amended, supplemented, or otherwise modified from time to time, the “PSA”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Annex 1.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN.  THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.  EXCEPT AS SET FORTH IN THE PSA, NO BINDING OBLIGATIONS WILL BE CREATED BY THIS TERM SHEET UNLESS AND UNTIL BINDING DEFINITIVE DOCUMENTS ARE EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES.

OVERVIEW

Company:	EP Parent, EPE Acquisition, LLC; EP Energy LLC; Everest Acquisition Finance Inc.; EP Energy Global LLC; EP Energy Management, L.L.C.; EP Energy Resale Company, L.L.C.; EP Energy E&P Company, L.P.

Claims and Interests to be Restructured:

RBL Claims: consisting of approximately $629.4 million in principal amount, including reimbursement obligations in respect of letters of credit, plus all other secured obligations, including unpaid interest, fees, and other expenses arising and payable under that certain Credit Agreement, dated as of May 24, 2012 (as amended, restated, amended and restated, modified, or otherwise supplemented from time to time, the “RBL Facility”, and the Claims thereunder, the “RBL Claims”), by and among EP Energy LLC, as borrower, EPE Acquisition, LLC, JPMorgan Chase Bank, N.A., as administrative agent (the “RBL Agent”) and as collateral agent, and the lenders (the “RBL Lenders”) party thereto from time to time.

Senior Secured Notes Claims: consisting of:

a)             $1 billion in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 7.750% Senior Secured Notes due 2026 (the “1.125L Notes”) under that certain indenture, dated as of May 23, 2018 (as amended, modified, or otherwise supplemented from time to time, the “1.125L Notes Indenture,” and the Claims thereunder, the “1.125L Notes Claims”), by and among EP Energy LLC and Everest Acquisition Finance Inc., as co-issuers (the “Co-Issuers”), each of the guarantors named therein, and UMB Bank, National Association, as successor indenture trustee and notes collateral agent;

b)             $500 million in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 8.000% Senior Secured Notes due 2024 (the “1.25L Notes”) under that certain indenture, dated as of November 29, 2016 (as amended, modified, or otherwise supplemented from time to time, the “1.25L Notes Indenture,” and the Claims thereunder, the “1.25L Notes Claims”), by and among the Co-Issuers, each of the guarantors named therein, and, BOKF, NA, as successor indenture trustee and notes collateral agent;

c)              Approximately $1.092 billion in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 9.375% Senior Secured Notes due 2024 (the “2024 1.5L Notes,” and the holders thereof, the “2024 1.5L Noteholders”) under that certain indenture, dated as of January 3, 2018 (as amended, modified, or otherwise supplemented from time to time) (the Claims thereunder, the “2024 1.5L Notes Claims”) by and among the Co-Issuers, each of the guarantors named therein, and Wilmington Trust, National Association, as indenture trustee and collateral agent; and

d)             $1 billion in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 8.000% Senior Secured Notes due 2025 (the “2025 1.5L Notes,” and collectively with the 2024 1.5L Notes, the “1.5L Notes,” and the holders of the 2025 1.5L Notes, the “2025 1.5L Noteholders”, and collectively with the 2024 1.5L Noteholders, the “1.5L Noteholders”) under that certain indenture, dated as of February 6, 2017 (as amended, modified, or otherwise supplemented from time to time) (the Claims thereunder, the “2025 1.5L Notes Claims”, and collectively with the 2024 1.5L Notes Claims, the “1.5L Notes Claims” and together with 1.125L Notes Claims and the 1.25L Notes Claims, the “Senior Secured Notes Claims”), by and among the Co-Issuers, each of the guarantors named therein, and Wilmington Trust, National Association, as indenture trustee and collateral agent.

Unsecured Notes Claims: consisting of

a)             Approximately $182 million in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 9.375% Senior Notes due 2020 under that certain indenture, dated as of April 24, 2012 (as amended, modified, or otherwise supplemented from time to time) (the Claims thereunder, the “2020 Unsecured Notes Claims”), by and among the Co-Issuers, each of the guarantors named therein, and Wilmington Savings Fund Society, FSB, as indenture trustee;

b)             Approximately $182 million in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 7.750% Senior Notes due 2022 under that certain indenture, dated as of August 13, 2012 (as amended, modified, or otherwise supplemented from time to time) (the Claims thereunder, the “2022 Unsecured Notes Claims”), by and among the Co-Issuers, each of the guarantors named therein, and Wilmington Savings Fund Society, FSB, as indenture trustee; and

c)              Approximately $323 million in principal amount, plus unpaid interest, fees, and other expenses arising and payable pursuant to the 6.375% Senior Notes due 2023 under that certain indenture, dated as of May 28, 2015 (as amended, modified, or otherwise supplemented from time to time) (the Claims thereunder, the “2023 Unsecured Notes Claims”), by and among the Co-Issuers, each of the guarantors named therein, and Wilmington Savings Fund Society, FSB, as indenture trustee.

General Unsecured Claims: consisting of any prepetition Claim against the Company that is not an RBL Claim, a Senior Secured Notes Claim, an Unsecured Notes Claim (each as defined herein), an Intercompany Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (the “General Unsecured Claims”).  For the avoidance of doubt, deficiency claims in respect of the 1.5 Lien Notes Claims (“1.5L Deficiency Claims”) are not General Unsecured Claims.

Existing Equity Interests: consisting of shares of the Class A common stock of EP Parent that existed immediately prior to the Effective Date, including any restricted stock of EP Parent that vests prior to the Effective Date.

Other Equity Interests: consisting of the Class B common stock of EP Parent that existed immediately prior to the Effective Date and all other Interests in EP Parent other than Existing Equity Interests.

Subordinated Claims: consisting of any prepetition Claim that is subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise.

TRANSACTION OVERVIEW

Overview of Restructuring:

The Restructuring will be implemented through the Chapter 11 Cases commenced by the Company to pursue confirmation of a prenegotiated chapter 11 plan consistent with the terms herein.

As a component of the Restructuring and consistent with the Rights Offering Documents, each eligible 1.5L Noteholder will be offered the right to purchase up to its Pro Rata share of New Common Shares for an aggregate value of up to $475 million (as described below, the “Rights Offering”).

The Company may also, with the consent of the Initial Supporting Noteholders, consummate a private placement of New Common Shares, subject to dilution by the Jeter Shares and EIP Shares, for an aggregate purchase price of up to $75 million (the “Private Placement”), in Cash, on terms acceptable to the Company and the Initial Supporting Noteholders.

The proceeds of the Rights Offering and the Private Placement will be used by the Company to (i) pay down the DIP Facility and the RBL Facility, (ii) pay all reasonable and documented Restructuring Expenses, and (iii) fund Plan distributions, case administration expenses, and exit costs.  The terms of the Rights Offering shall be in accordance with the Backstop Agreement to be executed concurrently with the PSA and otherwise acceptable to the Initial Supporting Noteholders.

On the Effective Date, Apollo and Access may contribute their equity interests in Jeter to the Reorganized Debtors in exchange for the Jeter Shares, subject to the agreement of the Company, Access and the Initial Supporting Noteholders.

As of the Effective Date, the DIP Claims, RBL Claims, 1.5L Notes Claims, Unsecured Notes Claims, General Unsecured Claims, Existing Equity Interests, and Other Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect.

DIP Financing; Use of Cash Collateral

The Restructuring will be financed by (i) consensual use of Cash collateral on final terms to be acceptable to the Initial Supporting Noteholders, and (ii) a postpetition senior secured superpriority priming revolving loan facility (the “DIP Facility”) on terms and conditions acceptable to the Initial Supporting Noteholders, it being acknowledged that the Commitment Letter and related exhibits attached hereto as Exhibit A-1 (the “Exit Commitment Letter”) are acceptable to the Initial Supporting Noteholders.  The DIP Facility will roll-up up to 50.0% of the obligations under the RBL Facility, applied Pro Rata among the exposures of the RBL Lenders that elect to participate in the Exit Facility by the Voting Deadline to receive its Pro Rata share of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.  Upon emergence, the DIP Facility will convert dollar for dollar into first lien, first-out revolving loans under the Exit Facility.

TREATMENT OF CLAIMS AND INTEREST

Administrative Expense Claims and Priority Tax Claims:

Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim will receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Claim on the Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

DIP Claims:

On the Effective Date, to the extent the DIP Facility is not paid down in full from the proceeds of the Rights Offering or the Private Placement, each holder of an Allowed DIP Claim will receive its Pro Rata share (taking into account the elections made by holders of Allowed RBL Claims as provided below) of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.

Class 1 Other Secured Claims:

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, but with the consent of the Initial Supporting Holders, (i) such holder will receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder will receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired.

Unimpaired — Presumed to Accept.

Class 2 Other Priority Claims:

Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will, at the option of the Debtors or the Reorganized Debtors, but with the consent of the Initial Supporting Holders, (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

Unimpaired — Presumed to Accept.

Class 3 RBL Claims:

On the Effective Date, each holder of an Allowed RBL Claim will receive its Pro Rata share of the Exit Facility as a first lien, second-out term loan under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Claim that elects to participate in the Exit Facility by the Voting Deadline shall receive its Pro Rata share (with the holders of Allowed DIP Claims) of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement.

Impaired — Entitled to Vote.

Class 4 1.125L Notes Claims:

On the Effective Date, all Allowed 1.125L Notes Claims will (i) be reinstated in the principal amount of $1 billion in accordance with section 1124(2) of the Bankruptcy Code and the 1.125L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.125L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.125L Notes Indenture, a portion of the 1.125L Notes Claims, or (ii) receive new notes on terms acceptable to the Initial Supporting Noteholders and the Company.

Unimpaired — Presumed to Accept.

Class 5 1.25L Notes Claims:

On the Effective Date, all Allowed 1.25L Notes Claims will (i) be reinstated in the principal amount of $500 million in accordance with section 1124(2) of the Bankruptcy Code and the 1.25L Notes Indenture and continued after the Effective Date in accordance with the terms of the 1.25L Notes Indenture; provided, that on the Effective Date the Debtors may, with the consent of the Initial Supporting Noteholders, deliver a notice of redemption with respect to or otherwise voluntarily prepay (including by way of tender offer), in accordance and in compliance with the terms of the 1.25L Notes Indenture, a portion of the 1.25L Notes Claims, or (ii) receive new notes on terms acceptable to the Initial Supporting Noteholders and the Company.

Unimpaired — Presumed to Accept.

Class 6 1.5L Notes Claims:

On the Effective Date, each holder of an Allowed 1.5L Notes Claim will receive on account of the secured portion of such Allowed 1.5L Notes Claim, in full and final satisfaction of the secured portion of such Allowed 1.5L Notes Claim, its Pro Rata share of (i) 99.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Private Placement, the Backstop Commitment Premium, the Jeter Shares, and the EIP Shares, and (ii) the right to participate in the Rights Offering.

Impaired — Entitled to Vote.

Class 7 Unsecured Claims:

On the Effective Date, each holder of Allowed 2020 Unsecured Notes Claims, 2022 Unsecured Notes Claims, and 2023 Unsecured Notes Claims (collectively, “Unsecured Notes Claims”, and the holders of such Claims, the “Unsecured Noteholders”), 1.5L Deficiency Claims, and General Unsecured Claims (collectively with Unsecured Notes Claims, “Unsecured Claims”) will receive, in full and final satisfaction of such Unsecured Claim, their Pro Rata share of 1.0% of the New Common Shares, subject to dilution by the Rights Offering Shares, the Private Placement, the Backstop Commitment Premium, the Jeter Shares, and the EIP Shares (the “Unsecured Shares”); provided, that a convenience class may be established under the Plan (with such Plan provisions being acceptable to the Initial Supporting Noteholders) to provide distributions up to an aggregate amount in Cash to be specified under the Plan.

Impaired — Entitled to Vote.

Class 8 Intercompany Claims:

All Intercompany Claims will be adjusted, reinstated, or discharged in the Company’s discretion, subject to the reasonable consent of the Initial Supporting Noteholders.

Unimpaired — Presumed to Accept.

Class 9 Subordinated Claims:

All Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Allowed Subordinated Claims will not receive any distribution on account of such Allowed Subordinated Claims.

Impaired — Deemed to Reject.

Class 10 Existing Equity Interests:

On the Effective Date, Existing Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise. Each holder of Existing Equity Interests will receive its Pro Rata share of $500,000 in Cash.

Impaired — Entitled to Vote.

Class 11 Other Equity Interests:

On the Effective Date, Other Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, whether surrendered for cancellation or otherwise.  No holder of Other Equity Interests will receive a distribution.

Impaired — Deemed to Reject.

Class 12 Intercompany Interests:	All Allowed Intercompany Interests shall either be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) reinstated. Unimpaired — Presumed to Accept.

OTHER MATERIAL PROVISIONS

Rights Offering:

Pursuant to the Rights Offering, eligible 1.5L Noteholders will be offered the right to purchase New Common Shares for an aggregate purchase price of up to $475,000,000 (the “Rights Offering Amount”).  The overall percentage of New Common Shares being issued in the Rights Offering, in each case subject to dilution by the Jeter Shares and the EIP Shares, is approximately 76.2%-78.0%, consisting of (i) approximately 55.6% in the case of Rights Offering Shares purchased for cash and (ii) approximately 20.6%-22.4% in the case of Rights Offering Shares purchased for Reinstated 1.25L Notes, depending on the amount of Reinstated 1.25L Notes being exchanged in the Rights Offering (which amount will be between $138,000,000 and $150,000,000).

The Rights Offering will be backstopped by the Backstop Parties pursuant to the Backstop Agreement in exchange for (i) the Backstop Commitment Premium, and (ii) the right to exchange Reinstated 1.25L Notes as described below.  Subject to the terms of the Backstop Agreement, the Backstop Parties shall backstop the aggregate purchase price of $463 million, (a) $220.6 million of which shall be backstopped by Apollo ($20.6 million of which shall be funded through the exchange of $20.6 million in aggregate principal amount of Reinstated 1.25L Notes held by Apollo on the terms set forth in the Backstop Agreement, which amount shall reduce the aggregate amount of Apollo’s purchase rights in the Rights Offering on a dollar for dollar basis), (b) $192.4 million of which shall be backstopped by Elliott ($117.4 million of which shall be funded through the exchange of $117.4 million in aggregate principal amount of Reinstated 1.25L Notes held by Elliott on the terms set forth in the Backstop Agreement, which amount shall reduce the aggregate amount of Elliott’s purchase rights in the Rights Offering on a dollar for dollar basis), (c) $42.5 million shall be backstopped by Avenue, and (d) $7.5 million shall be backstopped by Access, provided, that an additional $12 million aggregate purchase price, to be funded through the exchange of Reinstated 1.25L Notes on the terms set forth in the Backstop Agreement, may be backstopped by the Backstop Parties with the consent of the Initial Supporting Noteholders in accordance with the terms of the Backstop Agreement.  The Company shall pay all accrued but unpaid interest in Cash to the holders of the Reinstated 1.25L Notes in connection with the foregoing exchanges.

Discount: Rights Offering Shares will be issued at an aggregate purchase price of up to $475,000,000 at a price per share representing: (i) in the case of Rights Offering Shares purchased for cash, a 35% discount to the Stated Equity Value, and (ii) in the case of Rights Offering Shares purchased by Backstop Parties in exchange for Reinstated 1.25L Notes, a 25.7% discount to the Stated Equity Value.

Each eligible 1.5L Noteholder will be entitled to join the Backstop Agreement within ten (10) Business Days of the date on which the Debtors file the motion to approve the Backstop Agreement on terms acceptable to the Initial Supporting Noteholders.

Exit Facility:

On the Effective Date, the RBL Facility and the DIP Facility will be replaced with a $629 million first lien revolving exit credit facility (the “Exit Facility”) on terms and conditions acceptable to the Initial Supporting Noteholders and the Company.

Jeter Contribution:

On the Effective Date, Apollo and Access may contribute their equity interests in Jeter to the Reorganized Debtors in exchange for the Jeter Shares, subject to the agreement of the Company, Access, and the Initial Supporting Noteholders.

GENERAL PROVISIONS

Executory Contracts and Unexpired Leases:

As of and subject to the occurrence of the Effective Date and the payment of any applicable cure amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected by the Debtors, pursuant to a Final Order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, which shall be acceptable to the Initial Supporting Noteholders.

Board of Directors:

The Board of Directors will consist of (i) the Reorganized Debtors’ chief executive officer and (ii) the members selected by the Initial Supporting Noteholders in consultation with the Company (the “New Board”). Provisions regarding the removal, appointment, and replacement of members of the New Board to be determined by the Initial Supporting Noteholders in consultation with the Company.

Charter, By-Laws and Organizational Documents:	The New Corporate Governance Documents will be acceptable to the Initial Supporting Noteholders and the Company and will become effective as of the Effective Date.

Private Company:

The Reorganized Debtors shall take the steps necessary to be a private company that is not listed on a national securities exchange and without Exchange Act reporting obligations upon emergence or as soon as possible thereafter in accordance with the SEC rules; provided, that from and after the Plan Effective Date, Reorganized EP Parent shall be required to provide (via separate agreement or in its organizational documents) to its shareholders such audited annual and unaudited quarterly financial statements for such periods, with such statements being prepared in accordance with U.S. GAAP on a private company basis (for the avoidance of doubt, no SAS 100 review or compliance with any other requirement of Regulation S-X under the Securities Act is required in connection with the delivery of the required financial statements).

Employee Incentive Plan:

The Plan will provide for the establishment of a post-emergence employee incentive plan on the Effective Date (the “Employee Incentive Plan” or the “EIP”).  All awards issued under the EIP, including restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares (the “EIP Shares”) will be dilutive of all other equity interests in the Reorganized Debtors.  10% of the New Common Shares, on a fully diluted basis, shall be reserved for issuance in connection with the Employee Incentive Plan.  The other terms of the Employee Incentive Plan shall be consistent with the terms set forth on Exhibit A-2 annexed hereto and otherwise in form and substance acceptable to the Initial Supporting Noteholders and the Company.

Employment Agreements:

All employment agreements and severance plans that exist as of the Petition Date will be assumed, as may be amended, pursuant to the Plan.  The Debtors will enter into new employment agreements with their officers, to be effective on the Effective Date, consistent with the terms set forth on Exhibit A-3 annexed hereto.

Cancellation of Notes, Instruments, Certificates and other Documents:

On the Effective Date of the Plan, other than the 1.125L Notes and 1.25L Notes being reinstated pursuant to the Plan, all notes, instruments, certificates evidencing debt of the Company and Interests in EP Parent will be cancelled and obligations of the Company thereunder will be discharged and of no further force or effect, except for the purpose of allowing the applicable agents and trustees to receive distributions from the Debtors under the Plan and to make further distributions to the applicable holders on account of their Claims.

Vesting of Assets:	On the Effective Date, pursuant to sections 1141(b)-(c) of the Bankruptcy Code, all assets of the Company will vest in the Reorganized Debtors free and clear of all liens, Claims, and encumbrances.

Hedging Program:	The Company shall consult with the Initial Supporting Noteholders on any material changes to its hedging program.

Survival of Indemnification Obligations and D&O Insurance:

No obligations of the Company pursuant to corporate charters, bylaws, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, agents, or employees, based upon any act or omission for or on behalf of the Company will be discharged or impaired by confirmation of the Plan.  All such obligations will be deemed and treated as executory contracts to be assumed by the Company under the Plan and will continue as obligations of the Reorganized Debtors.  Any Claim based on such obligations of the Company will be an Allowed Claim.

In addition, after the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Company who served in such capacity at any time prior to the Effective Date and all other individuals covered by such insurance policies will be entitled to the full benefits of each such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Effective Date.

Conditions to Effectiveness:

Effectiveness of the Plan will be subject to the satisfaction of customary conditions to confirmation and effectiveness (as applicable), as well as such other conditions that are satisfactory to the Company and the Initial Supporting Noteholders, including the following (as applicable):

i.         the Backstop Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

ii.        the Reinstated Debt shall have been reinstated, or shall have been given such other treatment (as applicable), in accordance with the terms and conditions of this Term Sheet;

iii.       the Bankruptcy Court shall have entered the Backstop Order, in form and substance acceptable to the Initial Supporting Noteholders, and such order shall not have been reserved, stayed, amended, modified, dismissed, vacated or reconsidered;

iv.       the Definitive Documents (as defined in the PSA) will contain terms and conditions consistent in all material respects with this Term Sheet and the PSA and otherwise satisfactory or reasonably satisfactory, as applicable, in form and substance to the Initial Supporting Noteholders;

v.        the PSA shall remain in full force and effect and shall not have been terminated;

vi.       all conditions precedent to the effectiveness of the Exit Facility shall have been satisfied or duly waived, and the Exit Facility, including all documentation related thereto, is in form and substance satisfactory to the Initial Supporting Noteholders and the Company and in effect;

vii.      the Bankruptcy Court shall have entered the Disclosure Statement Order, in form and substance acceptable to the Initial Supporting Noteholders, and such order shall not have been reserved, stayed, amended, modified, dismissed, vacated or reconsidered;

viii.     the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Initial Supporting Noteholders, and such order shall not have been reserved, stayed, amended, modified, dismissed, vacated or reconsidered;

ix.       the Rights Offering and if applicable, the Private Placement shall have been conducted, in all material respects, in accordance with the Backstop Order, the Rights Offering Procedures, the Backstop Agreement, and any other relevant transaction documents;

x.        the New Corporate Governance Documents shall be in full force and effect;

xi.       all waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by the Backstop Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by the Backstop Agreement shall have been obtained;

xii.      the Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the

Supporting Noteholders and the other parties thereto, and shall be in full force and effect;

xiii.     the Debtors shall have obtained all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, including Bankruptcy Court approval, and each of the other transactions contemplated by the Restructuring, and such material authorizations, consents, regulatory approvals, rulings, or documents shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable regulatory waiting periods will have expired;

xiv.     the final version of the Plan, Plan Supplement, and all of the schedules, documents and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan shall be consistent with the PSA, and in form and substance acceptable to the Initial Supporting Noteholders;

xv.      the Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior consent of the Initial Supporting Noteholders waived in accordance with the terms of the Plan;

xvi.     the Restructuring to be implemented on the Effective Date shall be consistent with the Plan and the PSA; and

xvii.    all Restructuring Expenses to the extent invoiced at least three (3) Business Days before the Effective Date by the Supporting Noteholder Advisors shall have been paid in full by the Debtors in accordance with the Backstop Agreement.

The conditions to effectiveness may be waived, in whole or in part, in writing by the Debtors and the Initial Supporting Noteholders.

Releases by Debtors:

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the obligations contemplated by the Definitive Documents and the documents in the Plan Supplement, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other Persons that may purport to assert any Cause of Action derivatively, by or through the foregoing Persons, from any and all Claims and Causes of Action (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirements or otherwise that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan, the PSA, the Definitive Documents and the documents in the Plan Supplement or related agreements, instruments, or other documents relating thereto, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Releases by Third- Parties:

As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce the Plan and the obligations contemplated by the Definitive Documents, and the documents in the Plan Supplement  or as otherwise provided in any order of the Bankruptcy Court, on and after the Effective Date, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Releasing Parties, from any and all Claims and Causes of Action whatsoever (including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, tort, or otherwise by statute, violations of federal or state securities laws or otherwise, that such holders or their estates, affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the Restructuring, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements or interactions between any Debtor and any Released Party, the Restructuring, the restructuring of any Claims or Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Plan, the PSA, the Definitive Documents and the documents in the Plan Supplement, or related agreements, instruments, or other documents, relating thereto, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrences taking place on or before the Effective Date.

Exculpation:

To the fullest extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party will be released and exculpated from, any Claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the DIP Facility, Exit Facility, the Rights Offering, the Private Placement, the Employee Incentive Plan, the Disclosure Statement, the PSA, the Restructuring, and the Plan (including the Definitive Documents and the documents in the Plan Supplement), or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the

Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors; or the transactions in furtherance of any of the foregoing; other than Claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that constitutes intentional fraud or willful misconduct as determined by a Final Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.  The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

Discharge and Injunction:	The Plan will contain customary discharge and injunction provisions acceptable to the Initial Supporting Noteholders.

Tax Structure:

To the extent practicable, the Restructuring contemplated by this Term Sheet will be structured so as to obtain the most beneficial structure for the Company, the Initial Supporting Noteholders and the Company’s equity holders post-Restructuring, as determined by the Company with the consent of the Initial Supporting Noteholders and in consultation with Access.

Retention of Jurisdiction:

The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Plan and any related documents or agreements, and (v) other purposes.

Restructuring Transactions:

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, subject to the reasonable consent of the Initial Supporting Noteholders, may take all actions consistent with this Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

Consent Rights	All consent rights not otherwise set forth herein shall be set forth in the PSA.

ANNEX 1

Defined Terms

Defined Terms

“Access”	Access Industries, Inc.

“Administrative Expense Claim”

Any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) Fee Claims, and (iii) Restructuring Expenses.

“Allowed”

With reference to any Claim or Interest against a Debtor, (a) (i) that is timely filed by the Bar Date, or (ii) as to which there exists no requirement for the holder of a Claim to file such Claim under the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, (b) (i) that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and (ii) for which no contrary proof of claim has been timely filed, or (c) allowed under the Plan or by a Final Order. With respect to any Claim described in clause (a) above, such Claim will be considered allowed only if, and to the extent that, (A) no objection to the allowance of such Claim has been asserted, or may be asserted, on or before the time period set forth in the Plan, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, (B) an objection to such Claim is asserted and such Claim is subsequently allowed pursuant to a Final Order, (C) such Claim is settled pursuant to an order of the Bankruptcy Court, or (D) such Claim is allowed pursuant to the Plan or any agreements related thereto and such allowance is approved and authorized by the Bankruptcy Court; provided, however, that notwithstanding the foregoing, the Reorganized Debtors will retain all claims and defenses with respect to allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Antitrust Authorities”

The United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws.

“Apollo”	Apollo Global Management, LLC and its affiliates.

“Avenue”	Affiliates of Avenue Capital Group that are Supporting Noteholders

“Backstop Agreement”	The backstop commitment agreement entered into simultaneously with the PSA, and attached thereto as Exhibit B.

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“Backstop Commitment Premium”

The amount to be paid as consideration to the Backstop Parties on the Effective Date, pursuant to the terms and conditions to be set forth in the Plan and the Backstop Agreement, in the form of Rights Offering Shares, issued at a price per share equal to a 35% discount to the Stated Equity Value, equal to 8% of the aggregate Cash commitments of the Backstop Parties pursuant to the Backstop Agreement (i.e., $325,000,000).

“Backstop Order”

The order of the Bankruptcy Court, in form and substance satisfactory to the Initial Supporting Noteholders, approving the Debtors’ entry into and performance under the Backstop Agreement and the PSA, which remains in full force and effect and is not subject to a stay.

“Backstop Parties”	The Supporting Noteholders that are signatories to the Backstop Agreement and each party that executes a joinder thereto.

“Bar Date”

The dates by which Proofs of Claim must be filed with respect to Claims against the Debtors, as ordered by the Bankruptcy Court pursuant to a bar date order or other applicable order, or pursuant to the Plan.

“Business Day”	Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, NY are authorized or required by law or executive order to close.

“Cash”	Legal tender of the United States of America.

“Cause of Action”

Any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any state law fraudulent transfer claim.

“Chapter 11 Cases”	The jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, as against any Debtor.

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“Confirmation Date”	The date on which the Bankruptcy Court enters the Confirmation Order.

“Confirmation Order”

The order of the Bankruptcy Court, in form and substance satisfactory to the Initial Supporting Noteholders, as evidenced in writing, confirming the Plan in the Chapter 11 Cases, which remains in full force and effect and is not subject to a stay.

“DIP Agent”	JPMorgan Chase Bank, N.A.

“DIP Claim”

All Claims held by the DIP Lenders on account of, arising under, or relating to the DIP Facility or the DIP Orders, which includes Claims for all principal amounts outstanding, interest, reasonable and documented fees, expenses, costs and other charges of the DIP Lenders.

“DIP Credit Agreement”	The credit agreement governing the terms of the DIP Facility.

“DIP Lenders”	The lenders party to the DIP Credit Agreement.

“DIP Order”

The interim or final orders, as applicable, of the Bankruptcy Court authorizing, among other things, the Debtors to enter into and make borrowings under the DIP Facility and granting certain rights, protections, and liens to and for the benefit of the DIP Lenders.

“Disclosure Statement”	The disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Disclosure Statement Order”

The order of the Bankruptcy Court, in form and substance satisfactory to the Initial Supporting Noteholders, as evidenced in writing, approving the Disclosure Statement in the Chapter 11 Cases, which remains in full force and effect and is not subject to a stay.

“Effective Date”	The date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

“Elliott”	Elliott Associates, L.P., and Elliott International, L.P. and their respective affiliates.

“Entity”	An “entity,” as defined in section 101(15) of the Bankruptcy Code.

“Estate(s)”	Individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act”	The Securities Exchange Act of 1934.

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“Exculpated Parties”

Collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) any statutory committee appointed in the Chapter 11 Cases, and (iv) with respect to each of the foregoing Persons in clauses (i) through (iii), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

“Exit Credit Agreement”	The RBL Credit Agreement, as amended and restated on the Effective Date.

“Exit Facility Lenders”	The lenders from time to time party to the Exit Credit Agreement, including any applicable permitted assignees thereof.

“Existing Equity Interests”	Shares of the Class A common stock of EP Parent that existed immediately prior to the Effective Date, including any restricted stock of EP Parent that vests prior to the Effective Date.

“Fee Claim”

A Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by professional persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

“Final Order”

An order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (i) is in full force and effect, (ii) is not stayed, and (iii) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

“Governmental Entity”

Any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Initial Supporting Noteholders”	Each of Apollo and Elliott.

“Intercompany Claim”	Any Claim against a Debtor held by another Debtor.

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“Intercompany Interest”

An Interest in a Debtor held by another Debtor, other than any Existing Equity Interests or Other Equity Interests (including any Class B common stock of EP Parent held by EPE Employee Holdings, II, LLC).

“Interest”

Any equity interest (as defined in section 101(16) of the Bankruptcy Code) in the Company, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in the Company, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Company, that existed immediately before the Effective Date, and including any equity interest issued to the Company’s current or former employees and non-employee directors various forms of long-term incentive compensation including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, Cash awards, and other stock-based awards.

“Jeter”	Wolfcamp Drillco Operating L.P.

“Jeter Shares”	New Common Shares issued in consideration of the contribution of equity interests in Jeter to the Reorganized Debtors, which shall be subject to dilution by the EIP Shares.

“New Common Shares”	Shares of common stock of Reorganized EP Parent.

“New Corporate Governance Documents”

The certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement or other similar organizational or formation documents, as applicable, of the Reorganized EP Parent, which shall be acceptable to the Initial Supporting Noteholders.

“Other Equity Interests”	Class B common stock of EP Parent that existed immediately prior to the Effective Date and all other Interests in EP Parent other than Existing Equity Interests.

“Other Priority Claim”	Any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

“Other Secured Claim”	A Secured Claim other than a Priority Tax Claim, a DIP Claim, an RBL Claim, a 1.125L Notes Claim, 1.25L Notes Claim and a 1.5L Notes Claim.

“Person”

Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity.

“Plan”

The prearranged chapter 11 plan of reorganization of the Company implementing the Restructuring, including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the PSA.

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“Plan Supplement”

A supplement or supplements to the Plan containing certain documents and forms of documents, schedules, and exhibits, in each case subject to the terms and provisions of the PSA (including any consent rights in favor of the Initial Supporting Noteholders) relevant to the implementation of the Plan, to be filed with the Bankruptcy Court, as amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the PSA (including any consent rights in favor of the Supporting Noteholders), which shall include, but not be limited to (i) the New Corporate Governance Documents, (ii) the number and slate of directors to be appointed to the New Board to the extent known and determined, (iii) with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code, (iv) the Employee Incentive Plan, (v) the Exit Facility documents, (vi) a schedule of retained Causes of Action, and (vii) the Schedule of Rejected Contracts.

“Priority Tax Claim”	Any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Pro Rata”	The proportion that an Allowed Claim or Interest in a particular class bears to the aggregate amount of Allowed Claims or Interests in that class.

“Registration Rights Agreement”

The registration rights agreement to be entered into as of the Effective Date, which shall have terms that are customary for a transaction of this nature and shall be in form and substance acceptable to the Initial Supporting Noteholders and the Company.

“Released Parties”

Collectively, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Supporting Noteholders, (iv) the arrangers, agents and lenders under the Exit Facility, (v) the DIP Agent and DIP Lenders under the DIP Facility, (vi) the RBL Agent and the RBL Lenders under the RBL Facility, (vii) the Backstop Parties, (viii) holders of Existing Equity Interests, on account of their contributions under the Plan, (ix) with respect to each of the foregoing Persons, in clauses (i) through (viii), each of their affiliates, predecessors, successors, assigns, subsidiaries, affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

“Reinstated 1.125L Notes”

The 1.125L Notes, issued pursuant to the 1.125L Indenture, upon being rendered unimpaired pursuant to Section 1124(2) of the Bankruptcy Code pursuant to the Plan to the extent of 1.125L Notes that have not been redeemed or repaid prior to the Closing.

“Reinstated 1.25L Notes”

The 1.25L Notes, issued pursuant to the 1.25L Indenture, upon being rendered unimpaired pursuant to Section 1124(2) of the Bankruptcy Code pursuant to the Plan to the extent of 1.25L Notes that have not been redeemed or repaid prior to the Closing.

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“Reinstated Debt”	The Reinstated 1.125L Notes and the Reinstated 1.25L Notes.

“Releasing Parties”

Collectively, (i) the holders of all Claims or Interests that vote to accept the Plan, (ii) the holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but that do not vote either to accept or to reject the Plan, (iii) the holders of all Claims or Interests that vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, (iv) the holders of all Claims and Interests that were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out, (v) all other holders of Claims and Interests, and (vi) the Released Parties.

“Reorganized Debtors”	Each of the Debtors as reorganized on the Effective Date in accordance with the Plan.

“Reorganized EP Parent”	EP Parent as reorganized on the Effective Date in accordance with the Plan.

“Restructuring Expenses”

The reasonable and documented fees and out-of-pocket expenses payable to the Supporting Noteholder Advisors as set forth in the Backstop Agreement (and in the case of Debevoise & Plimpton LLP, subject to the cap set forth therein)

“Restructuring Transactions”

One or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (i) the consummation of the transactions provided for under or contemplated by the PSA and this Term Sheet, (ii) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan, the PSA, and this Term Sheet, and that satisfy the requirements of applicable law, (iii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan, the PSA, and this Term Sheet, and (iv) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and consistent with the PSA and this Term Sheet.

“Rights Offering Shares”	New Common Shares issued pursuant to the Rights Offering.

“Rights Offering Documents”	Collectively, the Backstop Agreement and the Rights Offering Procedures.

“Rights Offering Procedures”	The rights offering procedures in form and substance acceptable to the Initial Supporting Noteholders setting forth the procedures for the 1.5L Noteholders to participate in the Rights Offering.

“Schedule of Rejected Contracts”	The schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, if any, as the same may be amended, modified, or supplemented from time to time.

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“Schedules”

The schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, which shall be reasonably acceptable to the Initial Supporting Noteholders.

“Secured Claim”

A Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Debtors, or (c) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

“Securities Act”	Securities Act of 1933, as amended, 15 U.S.C. §§ 77a—77aa, and any rules and regulations promulgated thereby.

“Solicitation Materials”	Collectively, the Disclosure Statement and the related solicitation materials.

“Stated Equity Value”(3)	The stated equity value of the Reorganized Debtors of $900 million.

“Subordinated Claim”	A Claim that is subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise.

“Supporting Noteholder Advisors”

Milbank LLP, Houlihan Lokey Capital, Inc., W.D. Von Gonten & Co., DeGolyer & MacNaughton Corp., Cole Schotz P.C., Paul, Weiss, Rifkind, Wharton & Garrison LLP, Porter Hedges LLP, in its capacity as local Texas counsel to certain of the Supporting Noteholders, Moelis & Company, and Debevoise & Plimpton LLP.

“Supporting Noteholders”	The Supporting Noteholders that are signatories to the PSA, and any subsequent 1.5L Noteholder that becomes party thereto in accordance with the terms of the PSA.

“Unimpaired”	With respect to a Claim, Interest, or a class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124(2) of the Bankruptcy Code.

“Voting Deadline”	The date and time to be set by the Bankruptcy Court as the deadline for Impaired holders of Claims to vote to accept or reject the Plan.

(3)         Stated Equity Value is for purposes of calculations of Rights Offering amounts and not for establishing performance goals related to EIP.

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Exhibit A-1

Exit Commitment Letter

Filed as Exhibit 99.1

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Exhibit A-2

Employee Incentive Plan Term Sheet

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EXHIBIT A-2

EP ENERGY CORPORATION

EMPLOYEE INCENTIVE PLAN TERM SHEET

The following describes the principal terms of the equity-based employee incentive plan (the “EIP”) to be adopted by the Reorganized EP Parent in connection with the Restructuring.  This term sheet does not contain all of the terms and conditions of the EIP. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the Term Sheet (including Annex 1).

Effective Date	The EIP will become effective on the Effective Date. The terms of the EIP and the Emergence Awards (defined below) will be approved as part of the Plan.

Administration

The New Board, or a committee thereof, will administer the EIP.

The New Board has the authority to prescribe the terms of awards under the EIP and to make all administrative determinations under the EIP.

Participants

Participants of the EIP will include officers and employees of the Company who are designated by the New Board to receive awards under the EIP.

Participants who receive the Emergence Awards are officers of the Reorganized EP Parent as set forth below.

Award Pool

10% of the New Common Shares on the Effective Date, on a fully diluted basis (including shares issuable under the EIP), will be reserved for issuance under the EIP (the “Award Pool”).

If an outstanding award expires or is forfeited, cancelled or otherwise terminated, the shares underlying such award shall again be available under the Award Pool. In addition, shares that are held back or tendered to cover the exercise price or tax withholding obligations with respect to an award shall not be available under the Award Pool.

Up to 70% of the Award Pool will be allocated to the Emergence Awards.

EIP Awards

The EIP will be an “omnibus” incentive plan that provides for the grant of various types of equity awards, based on the value of the New Common Shares: stock options (ISOs and NQSOs), stock appreciation rights, restricted stock (including performance shares), restricted stock units (including performance units) and other stock-based awards.

The terms of vesting, exercise and other terms and conditions of EIP awards will be determined by the New Board and set forth in award agreements issued under the EIP, as determined by the New Board.

The terms of the Emergence Awards are set forth below.

Corporate Reorganizations/ Change in Control(4)

Outstanding awards and the Award Pool will be subject to customary anti-dilution adjustments for changes in capitalization and other reorganization events.

Outstanding time based RSUs will vest on a Change in Control. Double trigger vesting for PSUs to the extent performance is achieved (as further set forth below)

(4)         “Change in Control” means mean the occurrence of any of the following after the Effective Date:

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upon a termination of employment by the Company without Cause or a resignation for Good Reason within 12 months following a Change in Control.

Terms of Emergence Awards

Grant of Emergence Awards	The CEO and seven (7) other officers of the Reorganized EP Parent (identified on Schedule 1 attached hereto) will receive the initial grants of awards under the EIP (the “Emergence Awards”).

(a)         an acquisition immediately after which any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) possesses direct or indirect “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock (the “Outstanding Company Common Stock”); or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors (the “Outstanding Company Voting Securities”); but excluding any acquisition by the Company or any of its subsidiaries, by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (d) below;

(b)         a change in the composition of the Board such that members of the Board during any consecutive 12-month period (the “Incumbent Directors”) cease to constitute a majority of the Board of Directors.  Any person becoming a director through election or nomination for election approved by a valid vote of at least two-thirds of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(c)          the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; or

(d)         consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i)                  all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)               no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 50% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii)            individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation.

(e)          For the avoidance of doubt, notwithstanding anything to the contrary it shall not be a Change of Control if the Principal Investors (to be defined to include Apollo, Elliott and their respective affiliates own 50% or more of the Company’s Voting Securities or control the Board.

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The Emergence Awards will be granted and become effective on the Effective Date.

Emergence Award Pool

Up to 70% of the Award Pool will be granted as the Emergence Awards, as set forth in the attached Schedule 1.

The remaining 30% of the Award Pool (or such greater amount if not used as Emergence Awards) is reserved for future grants as determined by the New Board, in consultation with the CEO.

Form of Emergence Awards	Emergence Awards will be granted as follows: • 30% in the form of time-vesting restricted stock units (“RSUs”). • 70% in the form of performance-vesting restricted stock units (“PSUs”).

Vesting Terms

RSUs vest 25% per year over 4 years, based on continued employment.

PSUs vest 25% per year over 4 years, based on continued employment and the achievement of pre-established performance goals.

PSU performance goals will be determined prior to the Effective Date based on [TBD].

Termination of Employment

RSUs granted as Emergence Awards will vest pro-rata upon termination of employment by the Company without Cause or for Good Reason or upon a participant’s death or disability, based on the date of termination.

PSUs granted as Emergence Awards will vest pro-rata (based on actual performance through the end of the performance period) upon termination of employment by the Company without Cause or for Good Reason or upon a participant’s death or disability, based on the date of termination.

For the avoidance of doubt, upon a termination for Cause or a voluntary resignation without Good Reason, all unvested RSUs will be forfeited. For the avoidance of doubt, upon a termination for Cause all outstanding PSUs will be forfeited and upon a voluntary resignation without Good Reason all unvested PSUs shall be forfeited.

Cause and Good Reason shall have the meanings ascribed to such terms in the participant’s employment agreement.

Upon a Change in Control, outstanding Emergence Awards subject to time based vesting only (RSUs) will fully vest.

Upon a termination by the Company without Cause or by the participant for Good Reason occurring within the 12-month period following a Change in Control, (Emergence Awards subject performance-vesting (the PSUs) shall become vested to the extent the applicable performance goals have been achieved as of the date of such termination and if such performance goal are not achieved then the PSUs shall be forfeited.

Payment of Emergence Awards

RSUs and PSUs are payable in New Common Shares within thirty (30) days after vesting (for purposes of clarity the PSUs will only vest if both the time based and performance based goals are achieved), subject to net settlement for tax purposes.

Call Right; Stockholders Agreement

As a condition to the grant of any Emergence Awards, each Executive agrees to be bound by a customary stockholders agreement, which among other things will include a call right in favor of the Company to repurchase any shares upon termination of employment.

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SCHEDULE 1

EMERGENCE AWARD ALLOCATION

CEO: 25%

Individual allocations for other officer roles to be within the ranges below, but not to exceed 75% in the aggregate, as determined by the CEO in consultation with the representatives of the New Board prior to Effective Date.

Senior Vice President, Engineering and Subsurface (8-11%)

Senior Vice President, Operations (8-11%)

Senior Vice President, Chief Financial Officer and Treasurer (8-11%)

Vice President, Marketing (8-11%)

Vice President, Land and Administration (8-11%)

Vice President, Geological and Geophysical (8-11%)

Vice President, General Counsel and Corporate Secretary (8-11%)

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Exhibit A-3

Management Employment Agreement Terms

EXHIBIT A-3

EP ENERGY CORPORATION

MANAGEMENT EMPLOYMENT AGREEMENT TERMS

The following describes the principal terms of the employment agreements (the “Employment Agreements”) to be entered into between the Company and certain officers (the “Executives”) in connection with the Restructuring.  This term sheet does not contain all of the terms and conditions of the Employment Agreements.  Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the Term Sheet (including Annex 1).

Effective Date

The date of the Company’s emergence from Chapter 11 pursuant to the Plan.

The new Employment Agreements will replace the existing employment agreements and arrangements with the Executives that will remain in effect through the Reorganization.

Title

Title

President and Chief Executive Officer

Senior Vice President, Engineering and Subsurface

Senior Vice President, Operations

Senior Vice President, Chief Financial Officer and Treasurer

Vice President, Marketing

Vice President, Land and Administration

Vice President, Geological and Geophysical

Vice President, General Counsel and Corporate Secretary

Base Salary and Target Annual Bonus	Title	Base Salary	Target Annual Bonus
	President and CEO	$850,000	100% of Base Salary

	SVP, Engineering and Subsurface	$400,000	75% of Base Salary

	SVP, Operations	$400,000	75% of Base Salary

	SVP, CFO and Treasurer	$350,000	75% of Base Salary

	VP, Marketing	$307,000	75% of Base Salary

	VP, Land and Administration	$300,000	75% of Base Salary

	VP, Geological and Geophysical	$300,000	75% of Base Salary

	VP, General Counsel and Corporate Secretary	$300,000	75% of Base Salary

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Term	Initial term ends on 4th anniversary of Effective Date, with automatic 12 month renewals unless either party provides 30 days’ prior written notice of non-renewal.

Severance upon a Termination by Company without Cause, Resignation by Executive with Good Reason or Non-Renewal by Company

CEO

•                  The sum of (i) 2x Base Salary and (ii) 1x Target Annual Bonus, of which six months Base Salary is payable in substantially equal installments over 6 month period post termination and the remainder is paid in a lump sum on the seventh month.

•                  Annual Bonus for year in which termination occurs, prorated to reflect actual performance through the date of termination.

•                  18 months of continued coverage for Executive and Executive’s spouse and dependents under the Company’s health and welfare plans at active employee rates.

Other Officers

•                  1x sum of (i) Base Salary and (ii) Target Annual Bonus of which six months Base Salary is payable in substantially equal installments over 6 month period post termination and the remainder is paid in a lump sum on the seventh month.

•                  Annual Bonus for year in which termination occurs, prorated to reflect actual performance through the date of termination.

•                  12 months of continued coverage for Executive and Executive’s spouse and dependents under the Company’s health and welfare plans at active employee rates.

Severance subject to Executive’s release of claims against the Company and compliance with post employment restrictive covenants.

Severance upon a Termination by Company without Cause, Resignation by Executive with Good Reason or upon Non-Renewal by Company, in each case, within 18 months following a Change in Control

CEO

•                  2x the sum of (i) Base Salary and (ii) Target Annual Bonus, payable in a lump sum following termination.

•                  Pro-rata Target Annual Bonus for year in which termination occurs, based on the date of termination.

•                  18 months of continued coverage for Executive and Executive’s spouse and dependents under the Company’s health and welfare plans at active employee rates.

Other Officers

•                  1.5x the sum of (i) Base Salary and (ii) Target Annual Bonus, payable in a lump sum following termination.

•                  Pro-rata Target Annual Bonus for year in which termination occurs, based on the date of termination.

•                  18 months of continued coverage for Executive and Executive’s spouse and dependents under the Company’s health and welfare plans at active employee rates.

Accelerated vesting of Emergence Awards under the EIP (as described in Exhibit A-2).

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Severance subject to Executive’s release of claims against the Company and compliance with post employment restrictive covenants.

Restrictive Covenants

•                  Non-competition in the Market Area(5) for the 12 months post-termination (24 months for the CEO if he is eligible for severance as a result of termination without Cause, for Good Reason or non-renewal by the Company).

•                  Non-solicitation of customers, suppliers, employees and contractors for 12 months post-termination (24 months for the CEO if he is eligible for severance as a result of termination without Cause, for Good Reason or non-renewal by the Company).

•                  Perpetual confidentiality and assignment of intellectual property

•                  Cooperation in defense of claims against Company and its subsidiaries during employment and for 24 months thereafter.

Benefits	Eligible to participate in same benefit plans in which similarly situated senior executives are eligible to participate.

Miscellaneous

Notwithstanding anything to the contrary in that certain retention bonus letter agreement by and between Executive and the Company dated July   , 2019 Executive’s severance shall not be subject to reduction as set forth in Section 3 of such letter agreement.

Section 280G “best net-of-tax” provision. To the extent any payments and benefits that Executive has the right to receive in connection with a “change in control” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would constitute “parachute payments” (as defined in Section 280G of the Code), such payments and benefits shall be (i) reduced by the minimum amount necessary so that no portion of the payments and benefits are subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Executive, taking into account the excise tax under Section 4999 and any other applicable taxes.

Defined Terms

“Cause” means: (i) Executive’s material breach of the Employment Agreement or any other written agreement between Executive and the Company, or Executive’s material breach of any policy or code of conduct established by the Company in a writing previously provided to Executive and which is applicable to Executive that is reasonably likely to have a material adverse effect on the business or reputation of the Company; (ii) Executive’s willful misconduct, fraud, theft or embezzlement, or Executive’s breach of fiduciary

(5)         “Market Area” means (A) the Eagle Ford Shale; (B) the Altamont Field within the Uinta Basin (including the Bluebell and Cedar Rim fields); (C) the Southern Midland Basin; or (D) any other location within 12.5 miles of any area in which the Company or its direct or indirect subsidiaries (the “Company Group”): (1) is engaged in the Company’s business or in which any member of the Company Group otherwise owned property or interests related to the Company’s business within 12 months prior to Executive’s termination; or (2) has made material plans to conduct the Company’s business within the 12 months prior to Executive’s termination of which Executive is aware; provided, however, that the Market Area shall not include any basin in which no member of the Company Group is engaged in the Company’s business on the effective date of Executive’s termination.”

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duty; (iii) the conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or crime involving moral turpitude; or (iv) Executive’s willful failure or refusal, other than due to disability, to perform Executive’s obligations pursuant to the Employment Agreement, or to follow any lawful directive of the Board of Directors of the Company (the “Board”); provided, however, that if the Executive’s actions or omissions as set forth in clause (i) or (iv) are curable by Executive, such actions or omissions must remain uncured for 10 days after the Board has provided Executive written notice of the obligation to cure such actions or omissions. Notwithstanding the foregoing, the Board may suspend the Executive while it conducts an investigation if it has a good faith basis to investigate whether Cause exists and such suspension shall not constitute Good Reason.

“Good Reason” means: (i) a material diminution in Executive’s Base Salary or Target Annual Bonus; (ii) a material diminution in Executive’s title, authority, duties or responsibilities; (iii) a material breach by the Company of any of its covenants or obligations under the Employment Agreement; or (iv) the relocation of the geographic location of Executive’s principal place of employment which increases the Executive’s one way commute by more than 50 miles from the location of Executive’s principal place of employment as of the Effective Date. Notwithstanding the foregoing or any other provision of the Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless the condition described (i), (ii), (iii) or (iv) must have arisen without Executive’s consent, Executive must provide written notice to the Board of the existence of such condition within 30 days following the initial existence of such condition, the condition specified in such notice must remain uncorrected for 30 days following the Board’s receipt of written notice and Executive’s termination of employment must occur within 60 days after the initial existence of the condition specified in such notice.

“Change in Control” shall have the meaning ascribed to such term in the EIP.

Emergence Bonus

The following Executives will receive a cash bonus in the amounts set forth below, payable in a lump sum immediately following the Effective Date, subject to continued employment on the Effective Date.  Such bonuses reflect certain unpaid amounts in respect of prior incentive bonuses.

	Name	Amount
	SVP, Engineering and Subsurface	$30,000
	SVP, Operations	$40,000
	SVP, CFO and Treasurer	$20,000
	VP, Marketing	$18,420
	VP, Land and Administration	$22,500
	VP, Geological and Geophysical	$22,500
	VP, GC and Corporate Secretary	$27,500

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Exhibit B

Form of Joinder for Additional Supporting Creditors

JOINDER TO PLAN SUPPORT AGREEMENT

This JOINDER, dated as of [•], 2019, to the Plan Support Agreement (as amended, supplemented, or otherwise modified from time to time, the “PSA”), by and among the Company and the Supporting Creditors is executed and delivered by [•] (the “Joining Party”) as of [•], 2019.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the PSA.

1.             Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the PSA, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof).  The Joining Party shall hereafter be deemed to be a “Supporting Noteholder” or “Supporting Creditor” and a “Party” for all purposes under the PSA and with respect to any and all Claims held by such Joining Party.

2.             Representations and Warranties.  The Joining Party hereby makes the representations and warranties of the Supporting Creditors set forth in Section 7 and Section 20 of the PSA to each other Party to the PSA.

3.             Governing Law.  This Joinder Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without giving effect to the conflict of laws principles thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

Additional Supporting Creditor

Name:

By:

Title:

Principal Amount of RBL Loans, as applicable:  $

Principal Amount of 2024 1.5L Notes, as applicable:  $

Principal Amount of 2025 1.5L Notes, as applicable:  $

All other Claims:

Notice Address:

Fax:

Attn:

E-mail:

With a copy to:

Fax:

Attn:

E-mail:

[Signature Page to Joinder to Plan Support Agreement]